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APOLLO Genetics

May 15, 1996

Robert J. Leonard
37 Atlantic Avenue
Swampscott, MA 01907

Dear Robert:

        This letter sets forth the terms on which Apollo Genetics, Inc. (The "Company") is offering to employ you, initially in a consulting capacity, as Vice President of Business Development, subject to the supervision of, and to have such authority as is delegated to you by, the Chief Executive Officer and the Board of Directors of the Company. You shall devote your business time, attention and energies to the business and interests of the Company.

        In consideration of the services to be rendered by you hereunder, the Company shall pay you an annual salary of $100,000, payable in accordance with the Company's usual payment practices (the "Base Salary"). The first seven months of your employment shall be on a half-time basis (salary to be adjusted on a pro-rata basis) and employment following that on a full-time basis. Your compensation package shall be reviewed annually.

        Your employment by the Company hereunder is "at will" and the Company may terminate such employment at any time, in which case the Company shall pay you the compensation and benefits otherwise payable to you under the preceding paragraph through the last day of your actual employment by the Company.

        You acknowledge and recognize that the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during the period commencing on the date hereof and continuing until two years after you cease to be employed by the Company you will not engage in any activity which is competitive with any business conducted by the Company ("Business" as defined below), its subsidiaries or its affiliates, including without limitation becoming an employee, officer, agent, partner or director of, or other participant in, any firm which directly competes with the Business. The Business of the Company is defined as pharmaceuticals for age-related neurological diseases. It is understood that you are and shall remain until further notice the acting CEO of Endocon, Inc., a drug delivery company. The current business activities of Endocon are excluded from this non-compete section.

        With the exception of the Non-Disclosure Agreement between yourself and the Company which remains in place, this Agreement supersedes all prior agreements and constitutes the entire agreement between us with respect to your employment by the Company. This Agreement shall in all events and for all purposes by governed by the construed in accordance with the laws of the Commonwealth of Massachusetts, without

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regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

        Please indicate your acceptance of the terms of this offer by signing the enclosed copy below and returning it to the Company.

                                       Very truly yours,

                                       /s/ Katherine Gordon
                                       ---------------------
                                       Katherine Gordon, Ph.D.
                                       President and CEO

Agreed to and accepted as of
the date first above written:

/s/ Robert J. Leonard
-----------------------------
Name: